Exhibit 10.7

Aspen Technology, Inc.

Terms and Conditions of Stock Option Agreement
Granted Under 2001 Restated Stock Option Plan

1.             Grant of Option.

These terms and conditions together with the notice of grant of stock option (the “Notice”) set forth on the cover page to which they are attached constitute an Agreement evidencing the grant by Aspen Technology, Inc., a Delaware corporation (the “Company”), on the grant date set forth in the Notice (the “Grant Date”) to the employee named in the Notice (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2001 Restated Stock Option Plan (the “Plan”), the number of shares (the “Shares”) of common stock, $0.10 par value per share, of the Company (“Common Stock”) set forth on the Notice, at a strike price set forth per Share set forth in the Notice.  Unless earlier terminated, this Agreement shall expire at 5:00 p.m., Eastern Time, on the Expiration Date set forth in the Notice (the “Final Exercise Date”).

To the extent permitted by the Code (as defined below) and designated in the Notice, it is intended that the option evidenced by this Agreement shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) or a nonqualified stock option, to the extent designated in this Notice.

2.             Vesting Schedule.

The options granted hereunder will vest according to the schedule set forth on the Notice. The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this Agreement.

3.             Exercise of Option.

(a)           Form of Exercise.  Each election to exercise this Agreement shall be in the manner permitted by the Plan and, to the extent not inconsistent therewith, the Company’s third party stock incentive plan administrator.

(b)           Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3 or in the Plan, this Agreement may not be exercised unless the Participant, at the time he or she exercises this Agreement, is, and has been at all times since the Grant Date, an employee or officer of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(c)           Termination of Relationship with the Company.  Except as otherwise provided in the Plan, if the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this Agreement shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this Agreement shall be exercisable only to the extent that the Participant was entitled to exercise this Agreement on the date of such cessation.  Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this Agreement shall terminate immediately upon such violation.

(d)           Exercise Period Upon Death or Disability.  Unless otherwise agreed by the Company and the Participant, if the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this Agreement shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this Agreement shall be exercisable only to the extent that this Agreement was exercisable by the Participant on the date of his or her death or disability, and further provided that this Agreement shall not be exercisable after the Final Exercise Date.

(e)           Termination for Cause.  If, prior to the Final Exercise Date, the Participant’s employment is terminated by the Company for Cause (as defined below), the right to exercise this Agreement shall terminate immediately upon the effective date of such termination of employment, unless otherwise agreed by the Company and the Participant.  If the Participant is party to an employment or severance agreement with the Company that contains a definition of “cause” for termination of employment, “Cause” shall have the meaning ascribed to such term in such agreement.  Otherwise, “Cause” shall have the meaning set forth in the Plan.

4.             Tax Matters.

(a)           Withholding.  No Shares will be issued pursuant to the exercise of this Agreement unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required to be withheld in respect of this Agreement.

(b)           Disqualifying Disposition.  To the extent the option is an incentive stock option, if the Participant disposes of Shares acquired upon exercise of this Agreement within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this Agreement, the Participant shall notify the Company in writing of such disposition.

5.             Nontransferability of Option.

Except as otherwise provided by the Plan, this Agreement may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this Agreement shall be exercisable only by the Participant.

6.             Provisions of the Plan.

This Agreement is subject to the provisions of the Plan.